News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
FIRST QUARTER 2009 RESULTS

●	Net income for the quarter comparable to prior year;
●	Cash flows from operations up $90 million;
●	Quarterly premium revenues of $857 million, up 18%;
●	Medical margin (premium revenue minus medical care costs) of $120 million, up 16%;
●	Aggregate membership up 10% over first quarter of 2008;
●	Results reflect $3.9 million year-over-year decrease in investment income ($0.09 per diluted share);
●	Repurchase authorized for up to $25 million in the aggregate of either common stock or convertible debt; and
●	2009 guidance confirmed at range of $2.20 to $2.40 per diluted share.

Long Beach, California (April 29, 2009) – Molina Healthcare, Inc. (NYSE: MOH) today reported net income for the quarter ended March 31, 2009, of $12.2 million, or $0.46 per diluted share, compared with net income of $12.5 million, or $0.44 per diluted share, for the quarter ended March 31, 2008.

In commenting on the results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, said, “Our first quarter results were marked by higher enrollment, strong growth in premium revenue, and effective management of our administrative costs.  Our results reflect the increasing strength of our diversified earnings stream, which allows us to continue to perform well despite the very challenging economic environment for many of our state government partners.  We remain focused on continuing to leverage our administrative efficiency and on growing our consolidated earnings.”

Earnings Per Share Guidance

The Company confirms its guidance issued on January 22, 2009, for fiscal year 2009 earnings per diluted share of between $2.20 and $2.40 for the full year of 2009.

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MOH Reports First Quarter 2009 Results

April 29, 2009

Adoption of New Convertible Debt Accounting

The Company’s 2008 results have been recast to reflect the adoption of FASB Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement).  This adjustment resulted in additional interest expense of $1.1 million ($0.02 per diluted share) for the quarter ended March 31, 2008.

Overview of Financial Results

First Quarter 2009 Compared with First Quarter 2008

First quarter 2009 net income of $12.2 million was comparable to first quarter 2008 net income of $12.5 million.  Strong first quarter growth in premium revenue, primarily due to higher enrollment, offset a slight increase in the medical care ratio.  Higher premium revenue also provided greater administrative leverage as core administrative expense (defined as administrative expenses excluding premium taxes) dropped to 7.6% of total operating revenue in 2009 from 7.8% in 2008.  The $3.9 million, or 52%, quarter-over-quarter drop in investment income in 2009 was partially offset by a $1.5 million gain from the repurchase of the Company’s convertible senior notes.

First Quarter 2009 Compared with Fourth Quarter 2008

Net income for the first quarter of 2009 was approximately $3 million less than for the fourth quarter of 2008.  Higher enrollment generated sequential premium revenue growth of approximately 6%, which was offset by an increase in the medical care ratio associated with typical seasonality.  The Company’s continued efforts to generate administrative expense leverage resulted in a decrease in core administrative costs as a percentage of total operating revenue.

Financial Results – Quarter Ended March 31, 2009

Premium revenue for the first quarter of 2009 was $857.5 million, an increase of $127.9 million, or 18%, over the first quarter of 2008, and an increase of $48.6 million, or 6%, sequentially.

Consolidated membership increased 10% between the quarter ended March 31, 2009, and the quarter ended March 31, 2008, and 3.7%, sequentially.  Excluding membership at the Florida health plan, consolidated membership increased 2.4%, sequentially.

Increased membership contributed approximately 67% of the growth in premium revenue between the first quarter of 2009 and the first quarter of 2008, and increases in per member per month revenue, as a result of both rate changes and shifts in member mix, contributed the other 33%.  Similarly, increased membership contributed approximately 65% of the growth in premium revenue, sequentially, and increases in per member per month revenue contributed the other 35%.

Medicare premium revenue for the first quarter of 2009 was $27.1 million, compared with $21.3 million in the first quarter of 2008 and $22.7 million in the fourth quarter of 2008.

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MOH Reports First Quarter 2009 Results

April 29, 2009

Significant contributors to the $127.9 million increase in quarterly premium revenue in 2009 compared with 2008 included the following:

●
A $62.6 million increase in Medicaid premium revenue at the Ohio health plan.  Approximately $49 million of the increase in revenue was due to higher enrollment, and the remainder of $13 million was due to the increase in per member per month revenue as a result of both rate changes and shifts in member mix.

●	A $19.7 million increase in Medicaid premium revenue as a result of the start-up of Florida health plan operations in December 2008.

●
A $10.4 million increase in Medicaid premium revenue at the Utah health plan, primarily due to the increase in revenue associated with higher medical expenses incurred under the Utah health plan’s cost-plus contract with the state.

Significant contributors to the $48.6 million sequential increase in quarterly premium revenue were the start-up of the Florida health plan ($19.7 million) and growth of the Ohio health plan ($18.7 million).  Membership at the Ohio health plan grew approximately 8%, sequentially.  Additionally, the Ohio health plan received a blended rate increase of approximately 5% effective January 1, 2009.

The Ohio health plan was granted a three-year New Health Plan Accreditation by the National Committee on Quality Assurance (NCQA) effective January 26, 2009.

Investment income for the first quarter of 2009 decreased $3.9 million to $3.5 million, from $7.4 million earned in the first quarter of 2008.  This 52% decline was due to lower interest rates in 2009.  The Company’s annualized portfolio yield decreased to 1.9% for 2009, compared with 4.1% for 2008.

Medical care costs as a percentage of premium revenue (the medical care ratio, or MCR) increased to 86.1% in the first quarter of 2009, from 85.8% in the first quarter of 2008, and 84.7% for the fourth quarter ended December 31, 2008.  Excluding Medicare, the Company’s medical care ratio was 86.3% in the first quarter of 2009, 85.8% in the first quarter of 2008, and 84.3% in the fourth quarter of 2008.  The Company typically experiences its highest medical care ratio (on a consolidated basis) during the first quarter of the year.  Contributing to the year-over-year and sequential changes were the following:

●
Rising fee-for-service costs combined with flat per member per month revenue (compared with both the first quarter of 2008 and the fourth quarter of 2008) drove the medical care ratio of the California health plan up to 94.5% for the quarter.  The California health plan’s medical care ratio was 88.2% in the first quarter of 2008 and 86.7% in the fourth quarter of 2008.  The year-over-year and sequential increases in the plan’s medical care ratio were caused primarily by higher fee-for-service costs.

●	The medical care ratio of the Florida health plan was 90.2% for its first full quarter of operations.

●
The medical care ratio of the Michigan health plan was 82.9% for the quarter, up slightly from 82.5% in the first quarter of 2008.  The Michigan health plan’s medical care ratio was 76.4% in the fourth quarter of 2008.  The increase in the medical care ratio between the fourth quarter of 2008 and the first quarter of 2009 reflected a combination of normal seasonal cost patterns combined with a return to more typical per member per month medical costs.

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MOH Reports First Quarter 2009 Results

April 29, 2009

●
The medical care ratio of the Missouri health plan was 80.0% for the quarter, down from 89.7% in the first quarter of 2008 and up from 75.0% in the fourth quarter of 2008.  The increase in the medical care ratio between the fourth quarter of 2008 and the first quarter of 2009 reflected a combination of normal seasonal cost patterns combined with a return to more typical per member per month medical costs.

●
The medical care ratio of the New Mexico health plan was 88.0% for the quarter, up from 81.1% in the first quarter of 2008 and 82.0% in the fourth quarter of 2008.  During the first quarter of 2008, the New Mexico health plan had recognized $6.7 million of premium revenue due to the reversal of amounts previously recorded as payable to the state of New Mexico.  Absent this revenue adjustment, the New Mexico health plan’s medical care ratio would have been 87.8% in the first quarter of 2008.

The sequential increase was due to a modest decrease in per member per month premium revenue (due to a change in member mix) between the fourth quarter of 2008 and the first quarter of 2009, coupled with increased medical costs associated with normal seasonality.

●	The medical care ratio of the Ohio health plan, by line of business, was as follows:

	Three Months Ended
	March 31, 2009	Dec. 31, 2008	March 31, 2008
Covered Families and Children (CFC)	83.4%	89.2%	88.9%
Aged, Blind or Disabled (ABD)	85.9	95.1	92.7
Aggregate	84.3%	91.5%	90.3%

The reduction in the medical care ratio in Ohio during the first quarter was primarily the result of provider re-contracting, the implementation of an in-house behavioral healthcare solution, and a blended rate increase of approximately 5% effective January 1, 2009.

●
The medical care ratio of the Texas health plan was 83.0% for the quarter, up from 76.1% in the first quarter of 2008 and 73.6% in the fourth quarter of 2008.  The year-over-year and sequential increases in the plan’s medical care ratio were primarily due to increases in per member per month fee-for-service costs.

●
The medical care ratio of the Utah health plan was 87.5% for the quarter, down from 88.3% in the first quarter of 2008 and 92.0% in the fourth quarter of 2008.  The sequential and year-over-year decreases were primarily due to higher per member per month premiums from the plan’s Medicare and Children’s Health Insurance Program (CHIP) lines of business.  These increases more than offset the decrease in the Utah plan’s cost-plus reimbursement rate effective January 1, 2009, to 8% from 9%, for its Medicaid line of business.

●	The medical care ratio of the Washington health plan was 82.8% for the quarter, up slightly from 82.5% in the first quarter of 2008 and down slightly from 83.0% in the fourth quarter of 2008.

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MOH Reports First Quarter 2009 Results

April 29, 2009

Days in medical claims and benefits payable were 42 days at March 31, 2009, 41 days at December 31, 2008, and 50 days at March 31, 2008.

General and administrative expenses were $91.5 million, or 10.6% of total revenue, for the first quarter of 2009, compared with $78.1 million, or 10.6% of total revenue, for the first quarter of 2008.

Core G&A expenses (defined as G&A expenses less premium taxes) were 7.6% of revenue in the first quarter of 2009, compared with 7.8% in the first quarter of 2008 and 8.1% in the fourth quarter of 2008.  The decrease in core G&A compared with the first quarter of 2008 was primarily due to lower administrative payroll as a percentage of revenue, as indicated in the table below.

	Three Months Ended March 31,
(in thousands)	2009		2008
	Amount	% of Total Revenue	Amount	% of Total Revenue
Medicare-related administrative costs	$4,968	0.6%	$5,292	0.7%
Non Medicare-related administrative costs:
Administrative payroll, including employee incentive compensation	49,000	5.7	43,946	6.0
All other administrative expense	11,439	1.3	8,502	1.1
Core G&A expenses	$65,407	7.6%	$57,740	7.8%

Interest expense for both periods presented includes non-cash interest expense relating to the Company’s convertible senior notes, as a result of the adoption of FSP APB 14-1.  The amounts recorded for this additional interest expense totaled approximately $1.2 million for the first quarter of 2009 ($0.03 per diluted share) and $1.1 million for the first quarter of 2008 ($0.02 per diluted share).

Income taxes were recorded at an effective rate of 41.0% in the first quarter of 2009, consistent with 40.8% recorded in the first quarter of 2008.

Cash Flow

Cash provided by operating activities for the quarter ended March 31, 2009, was $66.9 million, compared with cash used by operating activities of $23.5 million for 2008, an increase of $90.4 million.

Significant contributors to this increase included the following:

●	Increased deferred revenue of approximately $91 million, primarily due to the timing of the Ohio health plan’s receipt of premium payments from the state of Ohio; and
●	Increased medical claims and benefits payable of approximately $19 million.

These increases were offset by increased receivables of approximately $24 million, primarily in California and Utah.

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MOH Reports First Quarter 2009 Results

April 29, 2009

At March 31, 2009, the Company had cash and investments (not including restricted investments) of approximately $669.2 million, including non-current auction rate securities with a fair value of $61.8 million.  At March 31, 2009, the parent company had cash and investments of approximately $70.3 million, including auction rate securities with a fair value of $18.3 million.  At December 31, 2008, the parent company had cash and investments of approximately $68.9 million.

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MOH Reports First Quarter 2009 Results

April 29, 2009

EBITDA (1)

(in thousands)	Three Months Ended March 31,
	2009	2008
Operating income	$24,115	$24,451
Add back:
Depreciation and amortization expense	9,052	8,152
EBITDA	$33,167	$32,603

(1)
The Company calculates EBITDA by adding back depreciation and amortization expense to operating income.  EBITDA is not prepared in conformity with GAAP since it excludes depreciation and amortization expense, as well as interest expense, and the provision for income taxes.  This non-GAAP financial measure should not be considered as an alternative to net income, operating income, operating margin, or cash provided by operating activities.  Management uses EBITDA as a metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in our industry.

Securities Repurchase Program

Under the $25 million securities repurchase program announced by the Company in January 2009, the Company repurchased and retired $13.0 million face amount of its convertible senior notes during the first quarter.  The Company repurchased the notes at an average price of $74.25 per $100 principal amount, for a total of $9.8 million, including accrued interest.  The pretax gain recognized during the quarter on the repurchase of the notes was $1.5 million, or approximately $0.04 per diluted share.  Also during the first quarter of 2009, the Company repurchased approximately 808,000 shares of its common stock for $15 million (average cost of approximately $18.53 per share).  This repurchase increased diluted earnings per share for the first quarter of 2009 by less than $0.01.

The Company’s Board of Directors has now authorized the repurchase of up to an additional $25 million in aggregate of either the Company’s common stock or its convertible senior notes.  The repurchase program will be funded with working capital, and repurchases may be made from time to time on the open market or through privately negotiated transactions.  The repurchase program extends through December 31, 2009, but the Company reserves the right to suspend or discontinue the program at any time.

Conference Call

The Company’s management will host a conference call and webcast to discuss its first quarter results at 5:00 p.m. Eastern Time on Wednesday, April 29, 2009.  The telephone number for this interactive conference call is 212-231-2906, and the live webcast of the call can be accessed on the Company’s website at www.molinahealthcare.com, or at www.earnings.com.  An online replay will be available beginning approximately one hour following the conclusion of the call and webcast.

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MOH Reports First Quarter 2009 Results

April 29, 2009

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals.  Molina Healthcare’s ten licensed health plan subsidiaries in California, Florida, Michigan, Missouri, Nevada, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.3 million members.  More information about Molina Healthcare can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” identified by words such as “will,” “should,” “believes,” “expects” or ”expectations,” “anticipates,” “plans,” “projects,” “estimates,” “intends,” and similar words and expressions.  In addition, any statements that explicitly or implicitly refer to 2009 earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements.  All of our forward-looking statements are based on our current expectations and assumptions which are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially.  Such factors include, without limitation, risks related to: budgetary pressures on the federal and state governments and their resulting inability to fully fund Medicaid, Medicare, or CHIP or to maintain membership eligibility thresholds and criteria; the successful management of our medical costs and the achievement of our projected medical care ratios in all our health plans; the success of our efforts to leverage our administrative costs to address the needs associated with increased enrollment; risks related to our limited experience operating in Florida; growth in our Medicaid and Medicare enrollment consistent with our expectations; uncertainties regarding the impact of federal healthcare reform efforts and the new presidential administration; rate increases and the maintenance of existing rate levels that are consistent with our expectations; our inability to pass on to our contracted providers any rate cuts under our governmental contracts; the budget and liquidity crisis in California and the state's inability to make payment under its contracts with our California health plan; the successful resolution of pending rate litigation in California; the renewal of the provider premium tax beyond October 1, 2009; our ability to accurately estimate incurred but not reported medical costs across all health plans; the successful renewal and continuation of the government contracts of all of our health plans, including the re-selection of our Michigan and Missouri health plans in response to Medicaid RFPs in 2009; risks related to a flu epidemic; in light of the current turmoil and illiquidity in credit markets, the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs; the illiquidity of our auction rate securities; the successful and cost-effective integration of our acquisitions; earnings seasonality; interest rates on invested balances that are lower than expected; high profile qui tam matters and negative publicity regarding Medicaid managed care and Medicare Advantage; changes in funding under our contracts as a result of regulatory and programmatic adjustments and reforms; approval by state regulators of dividends and distributions by our subsidiaries; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies; high dollar claims related to catastrophic illness; changes in federal or state laws or regulations or in their interpretation; the favorable resolution of litigation or arbitration matters; and other risks and uncertainties as detailed in our reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov.  All forward-looking statements in this release represent our judgment as of the date of this release.  We disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

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MOH Reports First Quarter 2009 Results

April 29, 2009

MOLINA HEALTHCARE, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except share and per-share data)

	Three Months Ended March 31,
	2009	2008 (1)
Revenue:
Premium revenue	$857,484	$729,638
Investment income	3,547	7,404
Total operating revenue	861,031	737,042

Expenses:
Medical care costs	737,888	626,347
General and administrative expenses	91,508	78,092
Depreciation and amortization	9,052	8,152
Total expenses	838,448	712,591

Gain on retirement of convertible senior notes	1,532	−
Operating income	24,115	24,451
Interest expense (1)	(3,415)	(3,368)

Income before income taxes (1)	20,700	21,083
Income tax expense (1)	8,489	8,608
Net income (1)	$12,211	$12,475

Net income per share (1):
Basic	$0.46	$0.44
Diluted	$0.46	$0.44

Weighted average number of common shares and potentially dilutive common shares outstanding	26,561,000	28,576,000

Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	84.0%	83.1%
Ratio of medical care costs not paid directly to providers to premium revenue	2.1	2.7
Medical care ratio (2)	86.1%	85.8%
General and administrative expense ratio, excluding premium taxes (core G&A ratio) (3)	7.6%	7.8%
Premium taxes included in general and administrative expenses (3)	3.0	2.8
Total general and administrative expense ratio (3)	10.6%	10.6%
Depreciation and amortization expense ratio (3)	1.1%	1.1%
Effective tax rate (1)	41.0%	40.8%

(1)
The Company’s 2008 results have been recast to reflect the adoption of FSP APB 14-1.  This resulted in additional interest expense of $1.1 million ($0.02 per diluted share) for the three months ended March 31, 2008.

(2)	Medical care ratio represents medical care costs as a percentage of premium revenue.
(3)	Computed as a percentage of total operating revenue.

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MOH Reports First Quarter 2009 Results

April 29, 2009

MOLINA HEALTHCARE, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except per-share data)

	March 31, 2009	Dec. 31, 2008 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$405,187	$387,162
Investments	202,194	189,870
Receivables	158,175	128,562
Income taxes refundable	265	4,019
Deferred income taxes (1)	3,884	9,071
Prepaid expenses and other current assets	17,678	14,766
Total current assets	787,383	733,450
Property and equipment, net	70,116	65,058
Goodwill and intangible assets, net	201,706	192,599
Investments	61,828	58,169
Restricted investments	37,757	38,202
Receivable for ceded life and annuity contracts	26,714	27,367
Other assets (1)	21,450	33,223
Total assets	$1,206,954	$1,148,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$311,627	$292,442
Accounts payable and accrued liabilities	67,006	66,247
Deferred revenue	82,506	29,538
Total current liabilities	461,139	388,227
Long-term debt (1)	155,312	164,873
Deferred income taxes (1)	12,297	12,911
Liability for ceded life and annuity contracts	26,714	27,367
Other long-term liabilities	22,797	22,928
Total liabilities	678,259	616,306

Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized, outstanding 25,991 shares at March 31, 2009, and 26,725 shares at December 31, 2008	27	27
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares outstanding	−	−
Additional paid-in capital (1)	170,411	170,681
Accumulated other comprehensive loss	(2,342)	(2,310)
Retained earnings (1)	395,965	383,754
Treasury stock, at cost; 2,009 shares at March 31, 2009 and 1,201 shares at December 31, 2008	(35,366)	(20,390)
Total stockholders’ equity	528,695	531,762
Total liabilities and stockholders’ equity	$1,206,954	$1,148,068

(1)
The Company’s financial position as of December 31, 2008, has been recast to reflect adoption of FSP APB 14-1.  The cumulative adjustments to reduce retained earnings were $3.4 million as of January 1, 2009, and $604,000 as of January 1, 2008.

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MOH Reports First Quarter 2009 Results

April 29, 2009

MOLINA HEALTHCARE, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended March 31,
	2009	2008 (1)
Operating activities:
Net income (1)	$12,211	$12,475
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,052	8,152
Unrealized gain on trading securities	(3,639)	−
Loss on rights agreement	3,323	−
Gain on retirement of convertible senior notes	(1,532)	−
Deferred income taxes (1)	4,988	(4,774)
Stock-based compensation	1,434	1,511
Amortization of deferred financing costs (1)	352	358
Non-cash interest expense on convertible senior notes (1)	1,194	1,144
Tax deficiency from employee stock compensation recorded as additional paid-in capital	(533)	(14)
Changes in operating assets and liabilities:
Receivables	(29,613)	(6,016)
Prepaid expenses and other current assets	(2,912)	(1,257)
Medical claims and benefits payable	19,185	170
Accounts payable and accrued liabilities	(2,922)	(4,277)
Deferred revenue	52,968	(38,062)
Income taxes	3,359	7,134
Net cash provided by (used in) operating activities	66,915	(23,456)

Investing activities:
Purchases of property and equipment	(10,367)	(8,177)
Purchases of investments	(48,127)	(95,817)
Sales and maturities of investments	35,627	82,353
(Increase) decrease in restricted investments	445	(787)
Increase in other assets (1)	(1,708)	(1,562)
Increase (decrease) in other long-term liabilities	(131)	363
Net cash used in investing activities	(24,261)	(23,627)

Financing activities:
Treasury stock purchases	(14,976)	−
Retirement of convertible senior notes	(9,653)	−
Proceeds from exercise of stock options and employee stock purchases	−	172
Net cash (used in) provided by financing activities	(24,629)	172
Net increase (decrease) in cash and cash equivalents	18,025	(46,911)
Cash and cash equivalents at beginning of period	387,162	459,064
Cash and cash equivalents at end of period	$405,187	$412,153

(1)	The Company’s 2008 cash flows have been recast to reflect the adoption of FSP APB 14-1.

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MOH Reports First Quarter 2009 Results

April 29, 2009

MOLINA HEALTHCARE, INC. UNAUDITED MEMBERSHIP DATA

Total Ending Membership By Health Plan:	March 31, 2009	Dec. 31, 2008	March 31, 2008
California	327,000	322,000	303,000
Florida (1)	17,000	–	–
Michigan	207,000	206,000	216,000
Missouri	77,000	77,000	76,000
Nevada (2)	–	–	–
New Mexico	83,000	84,000	78,000
Ohio	190,000	176,000	140,000
Texas	33,000	31,000	28,000
Utah	60,000	61,000	55,000
Washington	309,000	299,000	289,000
Total	1,303,000	1,256,000	1,185,000

Total Ending Membership By State for the Medicare Advantage Plans:
California	1,500	1,500	1,200
Michigan	2,000	1,700	1,400
Nevada	400	700	500
New Mexico	400	300	–
Texas	400	400	400
Utah	2,800	2,400	2,000
Washington	1,000	1,000	800
Total	8,500	8,000	6,300

Total Ending Membership By State for the Aged, Blind or Disabled Population:
California	12,600	12,700	11,700
Florida (1)	4,200	–	–
Michigan	30,100	30,300	31,800
New Mexico	6,200	6,300	6,800
Ohio	19,700	19,000	14,700
Texas	16,700	16,200	16,100
Utah	7,500	7,300	6,800
Washington	3,000	3,000	3,000
Total	100,000	94,800	90,900

Total Member Months (3) by Health Plan:
California	980,000	956,000	908,000
Florida (1)	61,000	–	–
Michigan	620,000	622,000	638,000
Missouri	231,000	232,000	223,000
Nevada	1,000	1,000	2,000
New Mexico	248,000	254,000	228,000
Ohio	560,000	533,000	413,000
Texas	98,000	91,000	85,000
Utah	184,000	177,000	157,000
Washington	919,000	892,000	859,000
Total	3,902,000	3,758,000	3,513,000

(1)	The Florida health plan began serving members in late December 2008.
(2)	Less than 1,000 members.
(3)	A total member month is defined as the aggregate of each month’s ending membership for the period presented.

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MOH Reports First Quarter 2009 Results

April 29, 2009

MOLINA HEALTHCARE, INC. UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN (Dollars in thousands except per member per month amounts)

	Three Months Ended March 31, 2009
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$110,035	$112.29	$103,973	$106.10	94.5%	$3,316
Florida (1)	19,691	323.89	17,768	292.25	90.2	–
Michigan	132,765	213.98	109,995	177.28	82.9	6,884
Missouri	58,707	254.00	46,974	203.24	80.0	–
Nevada	1,230	1,094.70	434	386.51	35.3	–
New Mexico	81,818	329.68	72,021	290.20	88.0	2,093
Ohio	187,222	334.13	157,780	281.58	84.3	10,192
Texas	33,011	338.14	27,406	280.73	83.0	684
Utah	50,618	275.11	44,263	240.57	87.5	–
Washington	180,704	196.66	149,545	162.75	82.8	2,947
Other (2)	1,683	–	7,729	–	–	(15)
Consolidated	$857,484	$219.73	$737,888	$189.09	86.1%	$26,101

	Three Months Ended March 31, 2008
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$101,621	$111.97	$89,654	$98.79	88.2%	$2,958
Florida (1)	–	–	–	–	–	–
Michigan	124,753	195.42	102,900	161.19	82.5	6,939
Missouri	52,036	233.69	46,681	209.64	89.7	–
Nevada	1,944	1,228.10	1,626	1,027.36	83.7	–
New Mexico	88,649	388.63	71,925	315.31	81.1	1,502
Ohio	124,605	301.68	112,538	272.46	90.3	5,605
Texas	23,432	274.60	17,830	208.95	76.1	476
Utah	37,346	238.51	32,991	210.69	88.3	–
Washington	175,199	203.84	144,513	168.14	82.5	2,845
Other (2)	53	–	5,689	–	–	27
Consolidated	$729,638	$207.71	$626,347	$178.31	85.8%	$20,352

(1)	The Florida health plan began serving members in late December 2008.
(2)	“Other” medical care costs represent primarily medically related administrative costs at the parent company.

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MOH Reports First Quarter 2009 Results

April 29, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Dollars in thousands except per member per month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended March 31, 2009			Three Months Ended March 31, 2008
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$489,141	$125.35	66.3%	$412,009	$117.29	65.8%
Capitation	118,414	30.34	16.1	103,791	29.55	16.6
Pharmacy	102,638	26.30	13.9	86,282	24.56	13.8
Other	27,695	7.10	3.7	24,265	6.91	3.8
Total	$737,888	$189.09	100.0%	$626,347	$178.31	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	March 31, 2009	Dec. 31, 2008	March 31, 2008
Fee-for-service claims incurred but not paid (IBNP)	$247,111	$236,492	$261,462
Capitation payable	31,815	28,111	30,002
Pharmacy payable	24,047	18,837	15,997
Other	8,654	9,002	4,315
Total medical claims and benefits payable	$311,627	$292,442	$311,776

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MOH Reports First Quarter 2009 Results

April 29, 2009

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands, except per-member amounts)
(Unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior years” represent the amount by which our original estimate of claims and benefits payable at the beginning of the period exceeded the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The benefit of this prior period development may be offset by the addition of a reserve for adverse claims development when estimating the liability at the end of the period (captured in “Components of medical care costs related to: Current year”).  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Three Months Ended March 31,		Year Ended Dec. 31
	2009	2008	2008
Balances at beginning of period	$292,442	$311,606	$311,606
Components of medical care costs related to:
Current year	780,112	668,968	2,683,399
Prior years	(42,224)	(42,621)	(62,087)
Total medical care costs	737,888	626,347	2,621,312
Payments for medical care costs related to:
Current year	510,075	423,107	2,413,128
Prior years	208,628	203,070	227,348
Total paid	718,703	626,177	2,640,476
Balances at end of period	$311,627	$311,776	$292,442

Benefit from prior period as a percentage of:
Balance at beginning of year	14.4%	13.7%	19.9%
Premium revenue	4.9%	5.8%	2.0%
Total medical care costs	5.7%	6.8%	2.4%

Days in claims payable	42	50	41
Number of members at end of period	1,303,000	1,185,000	1,256,000
Number of claims in inventory at end of period	158,900	186,500	87,300
Billed charges of claims in inventory at end of period	$208,900	$217,800	$115,400
Claims in inventory per member at end of period	0.12	0.16	0.07
Billed charges of claims in inventory per member at end of period	$160.32	$183.80	$91.88
Number of claims received during the period	3,051,600	2,731,600	11,095,100
Billed charges of claims received during the period	$2,280,100	$1,856,100	$7,794,900

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